Exhibit 10(i)(D)
AMENDMENT NO. 3 TO THE
AMENDED AND RESTATED 3-YEAR CREDIT AGREEMENT
Dated as of December 31, 2005
            AMENDMENT NO. 3 TO THE AMENDED AND RESTATED 3-YEAR CREDIT AGREEMENT (this “Amendment”), dated as of December 31, 2005 among The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as agent (the “Agent”) for the Lenders.
            PRELIMINARY STATEMENTS:
            (1)     The Company, the Lenders and the Agent have entered into a 3-Year Credit Agreement dated as of May 10, 2004, as amended and restated as of September 27, 2005 and as further amended as of September 30, 2005 and October 17, 2005 (the “Credit Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the same meanings as specified in the Credit Agreement.
            (2)     The Company, the Required Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.
            SECTION 1.  Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date set forth above and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:
     (a)     Section 2.01(c) is amended by inserting after the third sentence of such Section the following:
     Notwithstanding anything to the contrary in the preceding sentence, Letters of Credit issued by Citibank may have expiration dates as mutually agreed upon by the Company and Citibank (any such Letters of Credit with expiration dates after 15 days prior to the Termination Date, “Special Letters of Credit”).
     (b)     Section 2.03(a) is amended by deleting clause (iii) in its entirety and replacing it with the following:
     (iii) expiration date of such Letter of Credit (which expiration date shall not be later than the earlier of (x) 15 days prior to the Termination Date or (y) the date that is one year after the issuance thereof; provided that any such Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each such Letter of Credit outstanding after the Termination Date; and provided, further, that the expiration date of a Special Letter of Credit shall be determined as set forth in Section 2.01(c)),
     (c)     Section 2.03(b) is amended by inserting at the end of such Section the following:
     Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(b), (i) each Lender’s obligation to acquire participations pursuant thereto with respect to any Special Letter of Credit shall expire on the day that is 15 days prior to the Termination Date and (ii) each Lender’s existing participation, if any, pursuant thereto with respect to any Special Letter of Credit shall terminate on the day that is 15 days prior to the Termination Date.
     (d)     Section 2.03(c) is amended by inserting at the end of such Section the following:
     Notwithstanding anything to the contrary in the preceding sentences of this Section 2.03(c): (x) each Lender’s obligation to pay its Ratable Share of any Advances pursuant thereto in respect of any Special Letters of Credit shall expire on the day that is 15 days prior to the Termination Date (the “Participation Cut-Off Date”); and (y) on and after the Participation Cut-Off Date, each drawing under a Special Letter of Credit shall be deemed not to constitute an Advance, but shall instead constitute an immediate obligation of the applicable Borrower to reimburse the full amount of such drawing, which obligation shall be satisfied to the extent that funds are on deposit in the special sub-account of the L/C Cash Deposit Account (as described in Section 2.10(c)) by application of such funds in accordance with Section 2.10(c).
     (e)     Section 2.10(c) is amended by deleting such Section in its entirety and replacing it with the following:
     Letters of Credit. (i) The Company shall, on the day that is 15 days prior to the Termination Date, pay to the Agent for deposit in the regular sub-account of the L/C Cash Deposit Account an amount sufficient to cause the aggregate amount on deposit in the regular sub-account of the L/C Cash Deposit Account to equal the sum of (a) 103% of the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in any Committed L/C Currency other than Dollars and (b) 100% of the aggregate Available Amount of all Letters of Credit, other than Special Letters of Credit, then outstanding denominated in Dollars. Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the regular sub-account of the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such regular sub-account of the L/C Cash Deposit Account in respect of such Letters of Credit shall be promptly returned to the Company.
     (ii)     The Company shall, on the day that is 105 days prior to the Termination Date, pay to the Agent for deposit in the special sub-account of the L/C Cash Deposit Account (against which Citibank and its Affiliates shall have rights of setoff with respect to any obligations, whether matured or contingent, in respect of Special Letters of Credit) an amount sufficient to cause the aggregate amount, denominated in the same currency or currencies in which the respective Special Letters of Credit then outstanding are denominated, on deposit in the L/C Cash Deposit Account to equal 100% of the aggregate Available Amount of all Special Letters of Credit then outstanding. Upon the drawing of any Special Letter of Credit, to the extent funds are on deposit in the special sub-account of the L/C Cash Deposit Account in respect of such Special Letter of Credit, such funds shall be applied (prior to the application of any other funds) to reimburse Citibank as the Issuing Bank of such Letter of Credit to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all Special Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers thereunder shall have been paid in full, the balance, if any, in such special sub-account of the L/C Cash Deposit Account in respect of Special Letters of Credit shall be promptly returned to the Company.
     (f)     Section 5.03(a) is amended (i) by deleting from the text of the covenant the date “September 30, 2005” and substituting therefor the date “September 30, 2006” and (ii) by deleting the table set forth therein and substituting therefor the following table:

Fiscal Quarter Ending	Ratio
September 30, 2006	1.75 to 1
December 31, 2006	2.15 to 1
March 31, 2007	2.50 to 1

     (g)     Section 5.03(b) is amended (i) by deleting from the text of the covenant the date “September 30, 2005” and substituting therefor the date

     “September 30, 2006” and (ii) by deleting the table set forth therein and substituting therefor the following table:

Fiscal Quarter Ending	Ratio
September 30, 2006	5.15 to 1
December 31, 2006	4.15 to 1
March 31, 2007	3.90 to 1

     (h) Section 5.03(c) is amended by deleting the table set forth therein and substituting therefor the following table:

Four Fiscal Quarters Ending	Amount
December 31, 2005	$233,000,000
March 31, 2006	$175,000,000
June 30, 2006	$100,000,000
September 30, 2006	$440,000,000
December 31, 2006	$545,000,000
March 31, 2007	$585,000,000

     (i)     A new Section 5.03(d) is added to read as follows:
     The Company and its Consolidated Subsidiaries, taken together, shall maintain on each day from and after March 21, 2006 an average daily ending balance (calculated as the average of the daily ending balance for the period of five Business Days immediately preceding such day) of securities held, and/or freely available, collected cash on deposit in domestic accounts with the Lenders and/or their respective Affiliates in the aggregate of not less than the sum of (i) $300,000,000 plus (ii) the aggregate principal amount of the Advances outstanding (other than Advances made under Section 2.03(c)). For purposes of this Section 5.03(d), “domestic account” shall mean a Dollar-denominated deposit or securities account held by a U.S. bank or a U.S.-based subsidiary of a U.S. bank or a U.S. branch or U.S. subsidiary of a non-U.S. bank, including Dollar-denominated investment or sweep accounts held in Nassau, The Bahamas.
     (j)     Section 6.02 is amended (i) by deleting the phrase “L/C Cash Deposit Account” in clause (a) thereof and replacing it with the phrase “the applicable sub-account of the L/C Cash Deposit Account” and (ii) by deleting the third sentence thereof and replacing it with the following: “Upon the drawing of any Letter of Credit when this Section 6.02 is applicable (and without prejudice to Section 2.10(c)) to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance or reimbursement obligation in respect of such Letter of Credit.”
     (k)     Section 8.05(b) is amended by adding to the end of the proviso in the first sentence the following: “nor shall any Lender be liable to the extent that any claim with respect to any Special Letter of Credit under this section relates to an event arising on or after the Participation Cut-Off Date”.
     (l)     Section 9.04(d) is amended by deleting such Section in its entirety and replacing it with the following:
     (d)     Without prejudice to the survival of any other agreement of the Company and the other Borrowers thereunder, the agreements and obligations of the Company and the other Borrowers contained in Section 2.11, 2.14 and 9.04 and the agreements and obligations of the Company, the other Borrowers and Citibank contained in Section 2.10(c) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.
     (m)     Exhibit B is amended by deleting clause (C) in its entirety and replacing it with the following:
     (C)     the proceeds of the Proposed Borrowing will be used to fund known cash requirements of the Company and its Consolidated Subsidiaries as they become due in the ordinary course of their respective businesses.
            SECTION 2.  Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment.
            SECTION 3.  Representations and Warranties of the Company.  The Company represents and warrants as follows:
     (a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.
     (b)     The execution, delivery and performance by the Company of this Amendment and the Credit Agreement and each of the Notes, as amended hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.
     (c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Amendment or the Credit Agreement and the Notes, as amended hereby.
     (d)     This Amendment has been duly executed and delivered by the Company. This Amendment and each of the Credit Agreement and the Notes, as amended hereby, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.
     (e)     There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, the Credit Agreement or any Note or the consummation of the transactions contemplated hereby.
            SECTION 4.  Reference to and Effect on the Credit Agreement and the Notes.  (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
     (b)     The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
     (c)     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement.
            SECTION 5.  Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.
            SECTION 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
            SECTION 7.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, effective as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:	/s/ Ellen Johnson
Title: Senior Vice President & Treasurer
Date: March 21, 2006

CITIBANK, N.A., as Agent, as Lender and as Issuing Bank
By:	/s/ Julio Ojea-Quintana
Title: Director

JPMORGAN CHASE BANK, N.A.
By:	/s/ Helene Sprung
Title: SVP, Division Credit Executive

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Steven Dunham
Title: Vice President

LLOYDS TSB BANK PLC
By:
Title:

By:
Title:

HSBC BANK USA
By:	/s/ Robert Elms
Title: Director

ING BANK
By:	/s/ William James
Title: Managing Director

ROYAL BANK OF CANADA
By:	/s/ Dustin Craven
Title: Attorney-In-Fact

UBS LOAN FINANCE LLC
By:	/s/ Marc Sileo
Title: Associate Director

By:	/s/ Douglas Gervolino
Title: Associate Director

SUNTRUST BANK
By:
Title:

CALYON NEW YORK BRANCH
By:
Title:

By:
Title:

MORGAN STANLEY BANK
By:	/s/ Daniel Twenge
Title: Vice President